SECRETARY OF STATE
                                STATE OF NEVADA

                           CERTIFICATE OF NAME CHANGE


I, DEAN HELLER, the duly qualified and elected Nevada Secretary of State, do hereby certify that on June 15, 2000, a Certificate of Amendment to its Articles of Incorporation changing the name to U.S. CRUDE, LTD., was filed in this office by CYPRESS CAPITAL, INC. Said change of name has been made in accordance with the laws of the State of Nevada and that said Certificate of Amendment is now on file and of record in this office.


                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on June 26, 2000.


                                             /s/Dean Heller
                                             Secretary of State
Seal
                                             By: /s/D. Farmer
                                             Certification Clerk